Exhibit 99(b)(1)

Comerica Bank

May 20, 2004

Mr. Patrick Dirk
Chief Executive Officer
Troy Group, Inc.
2331 South Pullman Street
Santa Ana, CA 92705

Dear Pat:

We are pleased to inform you that Comerica Bank ("Comerica") has agreed to make a Commitment to fund the following Facility to Troy Group, Inc. Comerica's commitment to fund the Facilities is subject to each of the terms and conditions listed below.

If you have any questions, please call me at (714) 435-3924.

Sincerely,	Accepted by:
/s/ MARIO W. DEPASQUALE Mario W. DePasquale Vice President	By:	/s/ PATRICK DIRK Patrick Dirk

LOAN REQUEST #1

Borrower:	Troy Group, Inc.
Amount:	$7,000,000 reducing revolving line of credit (line reduces $500,000 annually for three years)[this facility replaces the company's current $5,000,000 facility].
Purpose:	Working capital and assist with the acquisition of public shares outstanding.
Pricing:
Floating rate option: Base rate plus zero
Or
Fixed rate option: LIBOR plus 2.75%
*minimum advances of $500,000 available at tenors of 30,60,90,120, 180 or 360 days) 30 day LIBOR currently at 1.10% which would yield a rate of 3.85%
Fee:	one time restructure fee of ($75,000)
Note Type:	Loan & Security Agreement
Expiration:	Three years from funding
Terms:	Interest only monthly with step downs in commitment of $500,000 annually on each anniversary date.
Formula:	80% advance against eligible accounts receivable 25% advance on raw materials and finished goods inventory; advances against inventory are capped at $2,000,000. 90% FSV of machinery and equipment.
Security:	UCC-1 broadform filing on all company assets (including intellectual property) filed in the states of California and West Virginia.
Support:	Personal unsecured and unlimited guarantee of Patrick J. Dirk and the Dirk Family Trust dated 3/6/90. All facilities to be cross-defaulted and cross collateralized.
Subject to:	• Updated appraisal of Machinery and equipment satisfactory to Bank.
• Documentation satisfactory to Bank
• CPA prepared proforma opening balance sheet showing all accounting adjustments due 30 days before closing.
Governing Law:	State of California.
Financial Reporting:	☐ Annual 10-K and quarterly 10-Q due within 15 days of filing if company is public
☐ Annual unqualified CPA-audited financial statements within 90 days of FYE.
☐ Quarterly company prepared financial statements within 45 days from quarter end.
☐ Monthly Accounts Receivable Agings, Accounts Payable Agings, and Borrowing Base Certificate within 20 days of month end.
☐ Annual audits of inventory and accounts receivable to be conducted by Bank (at Borrower's expense)
Financial Covenants
☐
Borrower to maintain a minimum Effective Tangible Net Worth of $11,000,000 for the period ended 11/30/04; increasing to $13,000,000 for the period ended 11/30/05; increasing to $15,000,000 for the period ended 11/30/06.

☐	Borrower to maintain a Total Debt to Tangible Effective Net Worth Ratio not to exceed 1.50:1
☐	Borrower to maintain a minimum quick ratio of 1.00:1

The Applicant shall be responsible for the Bank's actual out-of-pocket expenses incurred in processing this loan application including, but not limited to: appraisals, legal (including reimbursement of in-house counsel), and other miscellaneous costs, as necessary, whether or not the loan is finally approved or funded.

If you accept the above described commitment, please return a signed copy of this letter to my attention, as soon as possible, at the address listed below.

    611 Anton Blvd., 2nd Floor
    Costa Mesa, CA 92626
    Attention: Mario DePasquale
    Vice President
    Telephone Number: (714) 435-3924
    Facsimile Number: (714) 424-3854

The preceding is subject to your execution of the Bank's standard form documentation, including but not limited to all promissory notes, deed of trust, collateral pledge agreements, guarantees, or other documents as may be required by Bank, each in form and substance satisfactory to Bank, shall have been executed and delivered, and in the case of security documents, filed or recorded, as appropriate.

This letter is intended for use only by Troy Group, Inc. and Patrick Dirk and may not be distributed, reproduced, in whole or part or used for any other purpose without the expressed written consent of Bank.

Sincerely,

/s/ Mario DePasquale
Mario DePasquale
Vice President